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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 2, 1999.

                           Accent Color Sciences, Inc.
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             (Exact name of registrant as specified in its charter)


        Connecticut                  0-29048                   06-1380314
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(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)               File Number)           Identification No.)


800 Connecticut Boulevard, East Hartford,  CT                 06103
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(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (860) 610-4000

This is page 1 of 4 pages.  Exhibit Index is on Page 3
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Item 5.  Other Events


      On December 2, 1999, Accent Color Sciences, Inc. (the "Company"), announced that it has successfully concluded a private equity financing of approximately $4.5 million, including $1.1 million of bridge financing previously announced. The debt portion of the bridge financing was converted to equity as part of the transaction. A new class of convertible preferred stock was issued in the just-completed portion of the financing. Each share of the new Series C Convertible Preferred Stock, sold at $100 per share, is convertible at any time into the Company's common stock at $0.40 per share.

      The holders of the Company's outstanding Series B Convertible Preferred Stock have agreed to accept terms similar to those of the new Series C Convertible Preferred Stock. As part of the agreement, the Series B Convertible Preferred holders will have the same fixed conversion rate and will no longer receive a 6% annual premium or have redemption rights.

      The Company issued a press release entitled "Accent Color Sciences, Inc. Announces it has Completed $4.5 Million of Private Equity Financing" on December 2, 1999, a copy of which is filed herewith as an exhibit hereto.

Item 7. Financial Statements and Exhibits

      (c)   Exhibits.

            A copy of the press release referred to in Item 5 above is filed herewith as Exhibit 99.1.


                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ACCENT COLOR SCIENCES, INC.


Date December 14, 1999            By: /s/ Charles E. Buchheit
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                                  Charles E. Buchheit
                                  President and Chief Executive Officer


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